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atai

# Amazing data for 5-MeO-DMT

## & concurrent financing round with pharma backing

$CH_3$
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atai Life Sciences – Strong Phase 2b topline data for BPL-003 (5-MeO-DMT) and further strategic backing

Christian Angermayer

Founder bei Apeiron Investment Group

July 1, 2025

atai Life Sciences (Nasdaq: ATAI) announced very strong Phase 2b topline data for BPL-003 (5-MeO-DMT).

Core shareholders, including myself & pharma company Ferring invested USD 50 million.

Reasons enough for a comprehensive update.

The Data

Let’s talk about the data first.

The phase 2b study of BPL-003 met its primary and all key secondary endpoints, and BPL-003 demonstrated rapid, robust and durable antidepressant effects with a single dose.

Please find the full atai (Nasdaq: ATAI) news release here: https://ir.atai.com/news-releases/news-release-details/atai-life-sciences-and-beckley-psytech-announce-positive-topline

Both 8 mg and 12 mg single doses of BPL-003 showed statistically significant and clinically meaningful reductions in depressive symptoms at all time points of the study compared to a 0.3 mg low-dose active control out to Week 8. For example, a single 8 mg dose of BPL-003 showed significant improvement at Day 29, with a mean MADRS score reduction of 12.1 points (p=0.0025 for change vs. 0.3 mg control).

Equally important: BPL-003 was generally well-tolerated at all doses, with 99% of treatment-emergent adverse events being mild or moderate, and ZERO drug-related serious adverse events.

Commercially the most important point: Majority of patients deemed ready for discharge at the 90 minutes post-dose assessment, which suggests BPL-003 could fit within the existing 2-hour in-clinic interventional psychiatry treatment paradigm established by Spravato®

This Phase 2b study is the largest ever controlled study of 5-Meo-DMT/mebufotenin (n=193) and the only blinded Phase 2 study to include the United States. In my view, it’s in fact the only 5-Meo-DMT study to be taken seriously.

This also paves the way for closing the merger between atai and Beckley. Check out my previous blog post: https://christianangermayer.substack.com/p/atai-acquires-beckley-establishing

The merger was under the condition that BPL-003 Phase 2b data meets its pre-defined success criteria – which it has done so obviously. Hence, the merger is progressing further at this time.

My personal view: BPL-003 has the potential to be a massive blockbuster drug!

Why Psychedelics? Why atai?

While you might have read or heard from me before why I believe so much in psychedelics, I think this pivotal moment is a good occasion to summarize and update my views on the entire sector and on atai. Here are my core beliefs.

The world needs psychedelics. All of them.

When it comes to mental health, there is no one-size-fits-all solution. A suite of psychedelic-based treatments will be needed to address the enormous variability in patient populations, even within a single indication like depression or treatment-resistant depression (TRD).

Since founding atai in 2018, atai’s ambition has been clear: to be the psychedelics company. The psychedelic mothership, so to speak – providing healthcare professionals with the broadest possible toolbox to tailor treatment to each patient’s unique needs.

With the contemplated merger with Beckley, atai seeks to cement its position as the leading company driving the psychedelic renaissance globally, with a portfolio covering what I call the Big Five therapeutic psychedelics – all fully owned except Psilocybin & Psilocin:

•	Psilocybin (via atai’s remaining stake in CMPS) & Psilocin (via atai’s stake in Beckley’s ELE-101)

•	DMT

•	5-MeO-DMT

•	R-MDMA

•	Ibogaine

The Three Generations of Psychedelic Medicines

I see clinical psychedelics evolving in three waves:

1.
First movers – Psilocybin (Compass Pathways) and MDMA (Lykos). These pioneers are paving the regulatory path, a task not without challenges as recent volatility has shown. As the saying goes “The pioneers take the arrows, the settlers take the land”. atai strategically reduced its Compass stake over time to focus on short-duration psychedelics.

2.
Short-duration psychedelics – The second wave is intended to be compounds like DMT and 5-MeO-DMT with proprietary formulations enabling rapid onset, 30–45 minutes peak experiences, and full resolution within ~2 hours.

3.
Third-generation psychedelics – Entirely novel compounds optimised for safety, efficacy, and practicality. atai’s discovery engine is generating a rich pipeline of such next-gen treatments, and atai will update the market in due course.

Sadly, a Very Large Market

We often cite that over 1 billion people suffer from mental health disorders. I believe this number is an understatement for three reasons:

1.	Stigma suppresses diagnosis rates – Millions suffer in silence. As stigma falls, diagnoses will rise.

2.	Modern life is toxic to mental health – Constant change, social media addiction, and relentless overstimulation, just to name a few, are harming our collective wellbeing.

3.
AI will make all of this even worse – most people today are already completely unable to cope with the change technology is bringing to this world, and the pace of change will 10x and more over the next years due to AI. It is the biggest and fastest disruption that has happened to humans ever, and our minds are not made for it.

Hence, sadly, I expect global mental health burdens to keep rising exponentially. But I’m hopeful atai can play a pivotal role in solving this crisis.

From Last Resort to Main-Line Treatment

Because psychedelics are first trialed in the hardest-to-treat patients, some see them as “last resort” options. I disagree.

Data like that released today shows side effects generally being mild or moderate only and efficacy comparable to or exceeding existing first-line treatments. I believe physicians will adopt psychedelics rapidly once approved.

And there is a ‘virality’ to psychedelic healing. Those who benefit often become advocates – some publicly, some privately – driving organic growth far beyond traditional pharmaceutical models.

Rollout Has the Potential to Outpace Spravato

Spravato (esketamine) is now a blockbuster with Johnson & Johnson anticipating more than 3 billion USD revenues in 2027. But its rollout, which started in 2019, was slow for various reasons, mostly because it happened during COVID, and because J&J’s commercial organization didn’t really know how to handle such a novel therapeutic. And they had to educate the health care professionals.

I believe the upcoming rollouts for psychedelics will be significantly faster. In my opinion, patients, physicians, and society are more than ready. The infrastructure is there. Momentum is building. I expect the pace to positively surprise the market.

Political support

All of this comes in a time of strong political support for psychedelic therapy: just a few weeks ago, new FDA Commissioner Marty Makari called psychedelic medicines a “top priority” for the agency. That’s the clearest public signal that I have seen to date that suggests that the FDA is ready to act fast - if the clinical data supports it. Which atai’s data and for example Compass’ data does.

Dr. Makary has stated that “there are ongoing clinical trials… and we have to take an expeditious and rapid review of that data”.

The Two-Hour Window: Our Sweet Spot

Today’s BPL-003 data proves that short time in-clinic psychedelics can match longer psychedelic experience therapies in clinical benefits while reducing resource burden. atai’s pipeline, including BPL-003 and VLS-01, targets exactly the two-hour interventional window established by Spravato, tapping into existing infrastructure for rapid adoption.

In fact, BPL-003's data indicates that it could be a much more successful drug than Spravato if Phase 3 goes well, delivering equal efficacy, but just one single dose needed - while the average patient needs to do Spravato 8-10 times! And numerically better responder and remission rates as well.

Furthermore, BPL-003 might deliver even stronger results with a 2-dose induction, to be proven with further data.

Execution and Details Matter

The psychedelic boom of 2019–2021 saw over 100 companies emerge, most without substance. Most of them have vanished. Some more will.

Success imo requires:

•	Gold standard clinical trial execution

•	Commercial fit

•	Optimal delivery methods

•	Strong IP & patents

That’s why atai’s portfolio excludes LSD (12-hour duration is impractical) for example, and that’s why atai focuses on differentiated administration routes, as seen with intranasal BPL-003 versus inhaled 5-MeO-DMT competitors.

Upcoming Milestones

Today’s news was just the kick-off. For the next 9 – 12 months, atai expects:

1.	Phase 2b readout for RL-007 (cognitive impairment associated with schizophrenia/CIAS), anticipated mid this year (via atai’s 51.9% stake in Recognify)

2.	Phase 2b open label extension and Phase 2a open label data for BPL-003 in Q3’2025

3.	End-of-Phase 2b meeting request submitted with FDA for BPL-003 in Q3’25

4.	Phase 2 readout for VLS-01 (buccal film DMT) for TRD, anticipated in Q1 2026

5.	Phase 2a readout for EMP-01 (oral R-MDMA) for social anxiety disorder, anticipated in Q1’2026

The GOOD Pharma Company

As I’ve outlined in many podcasts and interviews, psychedelics are wonderfully multi-faceted and profound. On one side, we can prove – as atai has demonstrated so impressively today – their efficacy and generally well-tolerated safety profile in a very clinical, scientific, and “neutral” way.

But on the other side, most people who have healed through psychedelics speak of a deeper, often spiritual dimension to their experience. This is why I believe psychedelics are not ordinary drugs at all. They deserve a management team and a sales force that truly understand and honour all their layers – scientific, therapeutic, and spiritual.

That is why I believe psychedelics should not be commercialized by traditional pharma companies alone, but by a company that fully understands their depth and breadth. I want atai to be that company.

My vision for atai would be to bring all of its psychedelic medicines through approval and to take care of them beyond that – transforming atai over the next years from a clinical stage biotech company into a fully integrated commercial company.

This doesn’t mean atai can’t partner with other pharma companies, whether on an individual drug level, for certain indications, or in specific geographies. Nor does it mean, in my opinion, a pharma company couldn’t take a strategic stake in atai – in fact, Ferring has just done that.

But for atai’s core indications and core markets, I personally believe that it should commercialise its drugs independently – with the same care, integrity, and understanding that we have built into atai from the very beginning.

Partnership with Ferring

This is why I couldn’t be happier that atai found a like-minded partner in Ferring and its CEO, Jean-Frédéric Paulsen. Ferring is one of the most successful privately held pharmaceutical companies in the world, with a long history of bringing innovative treatments to market while maintaining a strong patient-centred ethos. Their deep understanding of commercialization, market dynamics, and how to build and run effective sales teams is invaluable for atai as we prepare to transform from a clinical stage biotech into a fully integrated commercial company.

Ferring has once again demonstrated their conviction in atai’s mission by increasing their stake in atai with an additional USD $20 million investment alongside me today. This comes on top of their active purchases of atai shares in the market over recent months, and after their earlier USD 20 million PIPE investment when atai announced the Beckley merger. I believe their continued support is a testament to their belief in the transformative potential of psychedelics and atai’s leadership in this field.

Top Tier biotech funds joining as investors

atai is also welcoming valuable new shareholders in this round such as Ally Bridge Group, Seligman Investments, and ADAR1.

Also notable: The strong data and the support of existing investors allowed atai a very clean and straight forward capital raise at closing price of yesterday = $2.19. No discounts needed.

Altogether, atai has raised approx. USD 150 million this year: the February raise of approx. USD 60 million; USD 30 million from Ferring and Adage alongside the Beckley merger announcement; and now another USD 50 million today.

atai’s committed anchor shareholders are a huge strategic asset as the Company enters this next chapter. Unlike many other biotech companies, atai doesn’t need to over-raise and dilute existing shareholders heavily. Instead, it can raise new capital milestone by milestone, from partners who share its long-term vision, ensuring the Company remains fully focused on delivering for patients – and creating value for its shareholders.

As an investor, I also want to thank the banks supporting atai in this transaction: Berenberg, Cowen, Leerink, and Guggenheim.

A special shout-out to Berenberg, who have been with atai since the IPO and have provided invaluable advice and support over the years. They are one of the few remaining owner-led and founder-focused investment banks – they truly understand what an entrepreneur needs, because they are entrepreneurs themselves.

atai’s Share Price & My Commitment

I am committed to atai’s mission. I personally believe the biotech sector after approx. 4 years of bear market is poised for a comeback as inflation falls and interest rates follow.

While I believe atai’s operational strength can drive performance even in a tough macro environment, an improved market backdrop would obviously be an added tailwind.

Personally, I have never sold a single atai share. Instead, I have continuously and proudly increased my stake via my family office Apeiron Investment Group, now approaching USD 100 million personal money invested since founding atai.

And together with atai’s other core shareholders, especially Ferring, I will be there for atai in the future, whenever atai needs my support.

Honoring Amanda Feilding

Lastly, I want to give special credit to Amanda Feilding, who passed away just days before the announcement of the contemplated merger between atai and Beckley. Without her, the “psychedelic renaissance” of the last few years simply would not have happened.

Amanda was a true pioneer – an extraordinary woman with a fierce intellect, unshakeable determination, and boundless compassion. Long before it was fashionable, she dedicated her life to destigmatizing psychedelics and exploring their potential to heal the mind. Through her work at the Beckley Foundation, she spearheaded groundbreaking research that laid the scientific groundwork for the field we are all building today.

On a personal level, she was a dear friend. One of the greatest honours of the past few years was receiving her blessing for atai and Beckley Psytech to partner and work together. She was a champion of that alliance right from the start, and her deep wisdom and grace touched everyone involved.

Her son Cosmo will now join the atai Beckley board to continue her legacy – a legacy rooted in kindness, curiosity, and an unrelenting drive to make the world a better place.

Summary

I firmly believe that psychedelics have the potential to heal millions and to fundamentally transform mental health treatment. In doing so, they will make a deep, positive dent in the universe.

Especially in the times ahead, we humans need psychedelics more than ever.

My hope is for atai to lead this revolution – scientifically, commercially, and spiritually.

atai is the greatest entrepreneurial endeavour and opportunity of my life, and one that I believe will yield rich returns – both financial and emotional – for all stakeholders involved.

Forward-looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. atai intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “anticipate,” “initiate,” “could,” “would,” “project,” “plan,” “potentially,” “preliminary,” “likely,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these words. Forward-looking statements include express or implied statements relating to, among other things: expectations regarding the closing of the acquisition of Beckley Psytech Limited (the “Proposed Transaction”), including timing and approvals; expectations regarding operations of the combined company, including strategic value of the clinical development programs for patients and shareholders as well as expectations regarding financial synergies; timing and results of Beckley Psytech’s BPL-003 Phase 2b trial and related data readouts (results of such Phase 2b trial have now been made available, as previously reported by atai); expectations regarding Beckley Psytech’s other clinical assets, including ELE-101; expectations regarding the concurrent private placement, including related closing conditions; atai’s business strategy and plans; and the potential, success, cost and timing of development of atai’s product candidates, and the product candidates of those companies atai invests in.

Forward-looking statements are neither promises nor guarantees, but involve known and unknown risks and uncertainties that could cause actual results to differ materially from those projected, including, without limitation, (i) the Proposed Transaction may not be completed in a timely manner or at all, including the risk that any required shareholder approvals are not obtained; (ii) the failure to realize the anticipated benefits of the Proposed Transaction; (iii) the possibility that any or all of the various conditions to the consummation of the Proposed Transaction may not be satisfied or waived; (iv) the occurrence of any event, change or other circumstance that could give rise to the termination of the share purchase agreement; and (v) the effect of the announcement or pendency of the Proposed Transaction on atai’s ability to retain and hire key personnel, or its operating results and business generally and other important factors described in the section titled “Risk Factors” in atai’s most recent Annual Report on Form 10-K filed with the SEC, as such factors may be updated from time to time in atai’s other filings with the SEC. atai disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this communication, other than to the extent required by applicable law.

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This communication is for information purposes only and is not intended to and does not constitute, or form part of, an offer, invitation or the solicitation of an offer or invitation to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of any securities, or the solicitation of any vote or approval in any jurisdiction, pursuant to the Proposed Transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.

Additional Information and Where to Find It

This communication is being made in respect of the Proposed Transactions. In connection with the Proposed Transaction, a registration statement on Form S-4 will be filed (the “Registration Statement”) which will include a proxy statement of the Company (the “Proxy Statement”), as well as other relevant documents regarding the Proposed Transaction. This communication is not a substitute for the Registration Statement, the Proxy Statement or any other document which the Company may file with the SEC. INVESTORS ARE URGED TO READ IN THEIR ENTIRETY THE REGISTRATION STATEMENT, INCLUDING THE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION, WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

A free copy of the Registration Statement, including the Proxy Statement, as well as other filings containing information about the Company, when such documents become available, may be obtained at the SEC’s website (http://www.sec.gov).

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The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from its shareholders in respect of the proposed transactions contemplated by the Registration Statement, including the Proxy Statement. Information regarding the persons who are, under the rules of the SEC, participants in the solicitation of the shareholders of the Company in connection with the proposed transactions, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the Registration Statement, including the Proxy Statement, when it is filed with the SEC. Information regarding the Company’s directors and executive officers is contained in its Annual Report on Form 10-K for the year ended December 31, 2024 and its proxy statement on Schedule 14A, dated April 21, 2025, which are filed with the SEC.